Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ambipar Emergency Response

The Cayman Islands

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 31, 2022, except for Note 1.2, Note 1.3, Note 3.1.15, Note 7, Note 9 and Note 23 as to which the date is December 12, 2022, relating to the combined financial statements of Emergência Participações S.A., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO RCS Auditores Independentes SS

BDO RCS Auditores Independentes SS

Campinas, Brazil

March 29, 2023